EXHIBIT 14.2

                        INTERVEST BANCSHARES CORPORATION
                      CEO/FINANCIAL OFFICER CODE OF ETHICS

     Intervest Bancshares Corporation ("Intervest") recognizes that the conduct of our Chief Executive Officer and our senior financial officers - our Treasurer and our Controller - is critical to Intervest's commitment to maintain the highest standards of professional conduct by requiring personal integrity, fairness, honesty and good judgment from its officers and employees. The Chief Executive Officer and senior financial officers have a critical role in both promoting these principles by adherence to these principles themselves, and in ensuring that a culture exists throughout the company as a whole that ensures the fair and timely reporting of Intervest's financial results and condition.

     Accordingly, our Chief Executive Officer and senior financial officers are bound by the following CEO/Financial Officer Code of Ethics, together with the Code of Ethics of Intervest National Bank:

          - Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

          - Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Intervest files with, or submits to, government agencies, including the Securities and Exchange Commission, the Federal Reserve Board, and the Comptroller of the Currency, and in other public communications made by Intervest.

          - Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

          - Promptly report to the Compliance Officer and the Chairman of the Audit Committee any conduct that the individual believes to be a violation of any provision of this CEO/Financial Officer Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

     Violations of this CEO/Financial Officer Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. Pursuant to our Non-Retaliation Policy For Employees, if you believe that a violation of the CEO/Financial Officer Code of Ethics has occurred, please contact our Compliance Officer, Lowell S. Dansker, the President of the Company at 212-218-2800, or the Chairman of our Audit Committee, Mr. Michael Callen, at 301-299-4012.

It is a violation of Intervest's Non-Retaliation Policy for anyone to retaliate against any employee for good faith reporting of violations of this CEO/Financial Officer Code of Ethics.


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